As indicated in the body of our Registration Statement on Form S-3 under “Ratio of Earnings to Fixed Charges” we had no fixed charges for the years ended December 31, 2008, 2009, 2010, 2011 and 2012 and thus a statement setting forth in reasonable detail the computation of a ratio of earnings to fixed charges or a ratio of earnings to combined fixed charges and preference dividends cannot be provided.